Directed Electronics, Inc.
1 Viper Way
Vista, CA 92081
Directed Electronics Names Kevin Duffy New Chief Financial Officer
Vista, California (November 19, 2007) — Directed Electronics, Inc. (NASDAQ: DEIX) today announced that it has named Kevin Duffy to the position of Executive Vice President and Chief Financial Officer, effective immediately. In addition, the company has accepted the resignation of its former Executive Vice President and Chief Financial Officer, Ron Dutt, who has decided to pursue other opportunities outside of the company.
“We thank Ron for his contributions during his tenure and wish him well,” said Jim Minarik, President and CEO of Directed Electronics. “Kevin Duffy has been an integral part of our company over the past four years leading our acquisition activities, investor relations, international operations, marketing, and product planning, and I am incredibly pleased to have an individual of his intellect, talent, and experience taking over this important role for our company at this time.”
Prior to joining Directed, Mr. Duffy held positions with Bain & Company, Deloitte & Touche, and Clarion Corporation of America. Mr. Duffy holds an A.B. in Economics from Princeton University and a Masters of Business Administration from the Stanford Graduate School of Business.
In addition to Mr. Duffy’s appointment, the company announced the promotion of Rich Hirshberg, currently Vice President — Treasurer, to the newly created position of Senior Vice President — Finance and Treasurer. Mr. Hirshberg has been with the company since 2001, and served as CFO prior to the company’s IPO in December 2005. He has a BS and MBA from Northwestern University, is a CPA, and prior to joining the company worked both for an international public accounting firm and in private industry.
“With our previously announced full year forecast of $380 to $400 million of sales, earnings per share of $0.40 — $0.50, and full year 2007 EBITDA of $55 — $60 million, we are confident that we have the financial strength to execute on our business strategy,” stated Mr. Minarik. “We continue to be the leading marketer of premium home theater loudspeakers, consumer branded vehicle security, remote start and convenience systems, and the largest supplier of aftermarket satellite radio receivers in North America.”
About Directed Electronics
 Headquartered in Vista, California, Directed Electronics (NASDAQ: DEIX) is the largest designer and marketer in North America of premium home theater loudspeakers, consumer branded vehicle security, vehicle remote start and convenience systems, and the largest supplier of aftermarket satellite radio receivers. Directed is also a major supplier of mobile audio and video systems and has exclusive rights to market and sell certain SIRIUS-branded satellite radio receivers and accessories to Directed’s existing U.S. retailer customer base. In the home audio market, Directed designs and markets award-winning Polk Audio(R) and Definitive Technology(R) premium loudspeakers. Directed’s broad portfolio of security products, remote start, hybrid systems, GPS tracking, and navigation systems are sold under leading brands including Viper(R), Clifford(R), Python(R), Astroflex(R) and Autostart(R). Directed’s mobile audio and video products include speakers, subwoofers, amplifiers, video screens and digital media players, sold under its Polk MOMO(R), Orion(R), Precision Power(R), Directed Audio(R), Xtreme(R) Directed Video(R), Directed Mobile Media(R) and Automate(R) brand names. Directed was founded in 1982 and markets its broad portfolio of products through many channels including leading retailers and specialty chains throughout North America and around the world. More information is available at http://www.directed.com.

Forward-Looking Statements
 Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to expected sales, expected earnings per share, expected EBITDA, and expected net income. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Directed to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, challenge of the company’s pricing and promotional practices, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, disruption in imports, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, remediation of any internal control deficiencies and identified material weaknesses in internal control over financial reporting, risks with international operations, claims related to intellectual property, ability to service debt obligations, disruption in distribution centers, decline in consumer spending, outcome of existing litigation, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by Directed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2006. Directed disclaims any intent or obligation to update these forward-looking statements.
Contacts:
Kevin Duffy
Chief Financial Officer
Phone: (760) 598-6200
John Mills
Integrated Corporate Relations
Phone: (310) 954-1100